KPMG LLP
                                [Letterhead]


                        Independent Auditors' Consent


The Board of Directors
FFY Financial Corporation:

We consent to incorporation by reference in the Registration Statement No. 33-85088 on Form S-8 of FFY Financial Corporation of our report dated August 4, 1999, relating to the consolidated statements of financial condition of FFY Financial Corporation and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30, 1999 annual report on Form 10-K of FFY Financial Corporation.



/s/  KPMG LLP

Cleveland, Ohio
September 23, 1999